Exhibit 99.3

CULLEN/FROST CAPITAL TRUST II

OFFER TO EXCHANGE ITS FLOATING RATE CAPITAL SECURITIES, SERIES A,

WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,

FOR ANY AND ALL OF ITS OUTSTANDING

FLOATING RATE CAPITAL SECURITIES, SERIES A,

(LIQUIDATION AMOUNT $1,000 PER CAPITAL SECURITY)

PURSUANT TO THE PROSPECTUS DATED                     , 2004

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON                     , 2004, UNLESS EXTENDED

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Cullen/Frost Capital Trust II, a Delaware statutory trust (the “Issuer Trust”), is offering, upon the terms and subject to the conditions set forth in the Prospectus, dated                     , 2004 (the ”Prospectus”), of the Issuer Trust and Cullen/Frost Bankers, Inc. (the “Corporation”) and the Letter of Transmittal (the “Letter of Transmittal”), which together constitute the Issuer Trust’s offer (the ”Exchange Offer”) to exchange its Floating Rate Capital Securities, Series A (the “New Capital Securities”) for a like Liquidation Amount of its outstanding Floating Rate Capital Securities, Series A (the “Old Capital Securities” and, together with the New Capital Securities, the “Capital Securities”). As set forth in the Prospectus, the terms of the New Capital Securities are substantially identical to the terms of the Old Capital Securities, except that the New Capital Securities are registered under the Securities Act of 1933, as amended, and therefore will not be subject to certain restrictions on their transfer and will not contain certain provisions providing for additional Distributions.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	Prospectus, dated , 2004;

2.	Letter of Transmittal for your use and for the information of your clients (facsimile copies of the Letter of Transmittal may be used to tender Old Capital Securities);

3.	Notice of Guaranteed Delivery;

4.	Letter to Clients, which may be sent to your clients for whose account you hold Old Capital Securities in your name or in the name of your nominee, to accompany the instruction form referred to below, for obtaining such client’s instruction with regard to the Exchange Offer;

5.	Instructions to Registered Holder from Beneficial Owner; and

6.	A return envelope addressed to the Exchange Agent.

YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2004, UNLESS EXTENDED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD OLD CAPITAL SECURITIES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE AS QUICKLY AS POSSIBLE.

Old Capital Securities may be tendered in whole or in part in the Liquidation Amount of $100,000 (100 Capital Securities) and integral multiples of $1,000 in excess thereof, provided that, if any Old Capital Securities are tendered for exchange in part, the untendered Liquidation Amount thereof must be $100,000 (100 Capital Securities) or any integral multiple of $1,000 in excess thereof.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Capital Securities in any jurisdiction in which the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

In all cases, delivery of New Capital Securities in exchange for Old Capital Securities tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates representing such Old Capital Securities, or a book-entry confirmation (as defined in the Prospectus), as the case may be, (ii) the Letter of Transmittal (or facsimile thereof), or an Agent’s Message (as defined in the Prospectus) in lieu of the Letter of Transmittal properly completed and duly executed with any required signature guarantees and (iii) any other required documents.

Holders who wish to tender their Old Capital Securities and (i) whose certificate (or certificates) representing such Old Capital Securities is (or are) not immediately available, or (ii) who cannot deliver their Old Capital Securities, this Letter of Transmittal and all other required documents to the Exchange Agent on or prior to the Expiration Date or (iii) who cannot complete the procedures for delivery of their Old Capital Securities by book-entry transfer on or prior to the Expiration Date, may nevertheless tender their Old Capital Securities by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering Old Capital Securities—Guaranteed Delivery” in the Prospectus.

Pursuant to the Letter of Transmittal, each tendering holder of Old Capital Securities will represent and warrant that (i) any New Capital Securities to be received by such holder are being acquired in the ordinary course of its business, (ii) such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of New Capital Securities to be received in the Exchange Offer, (iii) such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Capital Securities, (iv) such holder is not an “affiliate” of the Corporation or the Issuer Trust within the meaning of Rule 405 under the Securities Act and (v) such holder is not a broker-dealer that purchased Old Capital Securities from the Issuer Trust to resell pursuant to Rule 144A or any other available exemption from the Securities Act. In addition, each tendering holder of Old Capital Securities which is a broker-dealer will represent, consistent with certain interpretive letters issued by the Staff of the Securities and Exchange Commission to third parties, that (a) such Old Capital Securities held by the broker-dealer are held only as a nominee, or (b) such Old Capital Securities were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities and it will deliver a prospectus (as amended or supplemented from time to time) meeting the requirements of the Securities Act in connection with any resale of New Capital Securities (provided that, by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act).

The enclosed Instructions to Registered Holder from Beneficial Owner contain an authorization by the beneficial owner of Old Capital Securities held by you to make the foregoing representations and warranties on behalf of such beneficial owner.

THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE “THE EXCHANGE OFFER—CONDITIONS TO THE EXCHANGE OFFER” IN THE PROSPECTUS.

Neither the Corporation nor the Issuer Trust will make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Corporation will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Corporation will pay or cause to be paid any transfer taxes payable on the transfer of Old Capital Securities to it, except as otherwise provided in Instruction 10 of the Letter of Transmittal.

Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent at its address and telephone number set forth in the Prospectus.

Very truly yours,

CULLEN/FROST BANKERS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE ISSUER TRUST, THE CORPORATION OR ANY AFFILIATE THEREOF, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

3